September 8, 1995






Mr. Robert Hinsdale
Sand Creek Telephone Company
6525 Sand Creek Highway
P.O. Box 66
Sand Creek, MI  49279-0066

          Re:  Share Exchange -- Federal Income Tax Treatment

Dear Bob:

     You have requested our opinion regarding the federal income tax consequences to Sand Creek Communications Company, Sand Creek Telephone Company, and the shareholders of Sand Creek Telephone Company of consummating the Share Exchange pursuant to the Agreement and Plan of Share Exchange ("Agreement") between Sand Creek Communications Company and Sand Creek Telephone Company.

     The following opinion is based upon the existing provisions of the Internal Revenue Code and Regulations thereunder (both final and proposed) and upon current Internal Revenue Service published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusion.

     We, of course, opine only as to matters expressly forth herein, and no opinions should be inferred as to any other matters or as to the tax treatment of this transaction that we do not specifically address. This opinion expressly excludes advice as to the consequences under the tax laws of any state or foreign nation regarding the Share Exchange.

     This opinion represents our best judgment as to the probable outcome of the tax issues discussed. It is not binding on the Internal Revenue Service. Further, we can give no assurances the Internal Revenue Service will not challenge our conclusions and prevail in the courts in such a matter so as to cause adverse tax consequences to Sand Creek Communications Company, Sand Creek Telephone Company and its shareholders.

     The federal tax considerations discussed below are necessarily general as to the various shareholders of Sand Creek Telephone Company, and their applicability may vary depending upon the individual circumstances. The following summary of the federal income tax consequences of the Share Exchange is not intended as a substitute for careful tax planning on an individual basis. Shareholders considering the Share Exchange are urged to consult their tax advisor with specific reference to the effect of their own particular facts and circumstances on the matters discussed herein.

     This opinion is addressed to and for the benefit solely of Sand Creek Communications Company, Sand Creek Telephone Company, and its shareholders. All such persons and entities may reasonably rely on this opinion. No other person or persons shall be entitled to rely on the contents herein without our express written consent.

     In rendering this opinion, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificate of public officials and officers of Sand Creek Communications Company and Sand Creek Telephone Company and other instruments as we have deemed necessary or advisable for purposes of this opinion. In rendering the opinion, we have assumed that the documents delivered to us were duly authorized, executed and delivered and that all documents and copies of documents are true and accurate.

     Based on the above, it is our understanding that Sand Creek Telephone Company is a Michigan corporation with approximately 154 holders of its common stock. We assume, but have not confirmed, that Sand Creek Telephone Company's shareholders are citizens of the United States and hold their shares of Sand Creek Telephone Company common stock as "capital assets". We understand that Sand Creek Communications Company is a Michigan corporation. It has one (1) share of common stock issued and outstanding, which is held by Sand Creek Telephone Company. Sand Creek Communications Company's only asset is the minimal capitalization amount of $1,000. Sand Creek Communications Company currently has, and will not prior to the Share Exchange have, any other assets or liabilities nor transact any business. Upon satisfaction (but not waiver) of all of the conditions precedent to the Share Exchange set forth in the Agreement, the Share Exchange will be consummated pursuant to the terms and provisions of the Agreement. Upon consummation of the Share Exchange, shareholders of Sand Creek Telephone Company who do not exercise dissenter's rights will receive three shares of Sand Creek Communications Company common stock for each share of Sand Creek Telephone Company common stock held by such shareholder.

     Although certainty is not possible, we are pleased to advise you that we are of the opinion that the following will be the principal federal income tax consequences of the Share Exchange assuming it is treated as a "tax free reorganization":

1. No gain or loss will be recognized by Sand Creek Telephone Company or Sand Creek Communications Company as a result of the Share Exchange.

2. No gain or loss will be recognized by Sand Creek Telephone Company's or Sand Creek Communications Company Shareholders as a result of the Share Exchange, except as described in paragraph 6 below.

3. The Share Exchange will not result in a change in the basis of the assets of either Sand Creek Telephone Company or Sand Creek Communications Company.

4. The aggregate basis for tax purposes of the total number of shares of Sand Creek Communications Company Common Stock received by a holder of Sand Creek Telephone Company Common Stock pursuant to the Share Exchange will be the same as the aggregate basis for such Shareholder's Sand Creek Telephone Company Common Stock surrendered in exchange therefor.

5. A Sand Creek Telephone Company Shareholder's holding period with respect to the shares of Sand Creek Communications Company Common Stock received by such Shareholder as a result of the Share Exchange will include the period for which he or she held the shares of Sand Creek Telephone Company Common Stock which were converted into such shares of Sand Creek Communications Company Common Stock, provided that such shares of Sand Creek Telephone Company Common Stock were held as a capital asset on the Effective Date.

6. Under current IRS rulings, any Dissenting Shareholder will be treated as if such Shareholder's shares were redeemed. Under current IRS rulings, such Dissenting Shareholder should recognize gain to the extent that the cash the Shareholder receives for the Sand Creek Telephone Company shares exceed the tax basis (or loss to the extent the tax basis exceeds the amount received), and such gain (or loss) should be a capital gain (or loss), provided that the Sand Creek Telephone Company shares were held as a capital asset by the Dissenting Shareholder. However, if a redemption fails to qualify for exchange treatment under Section 302(b) of the Code (considering the attribution rules of Section 318 thereof) because the Shareholder's interest is not sufficiently reduced, a risk exists that some or all of the cash received by a Dissenting Shareholder will be treated as a taxable dividend to such Shareholder.

     Under the Code, in order for the Share Exchange to constitute a tax-free reorganization, the Sand Creek Telephone Company Common Stock must be converted into an amount of Sand Creek Communications Company Common Stock that at the Effective Time equals at least 80% of the aggregate value that all of the Sand Creek Telephone Company Shareholders receive. Thus, the tax-free reorganization may be jeopardized if the cash payable to Dissenting Shareholders would exceed 20% of the aggregate value of the total consideration that all of the Sand Creek Telephone Company Shareholders receive at the Effective Time. For IRS ruling purposes, in order for the Share Exchange to constitute a tax-free reorganization, the amount of Sand Creek Communications Company Stock received by Sand Creek Telephone Company Shareholders in connection with the Share Exchange must be at least 50% of the aggregate value of the consideration paid to all Shareholders in connection with the Share Exchange. Sand Creek Communications Company Common Stock received in the Share Exchange will not be counted toward the 50% threshold if the recipient disposes of such stock and such recipient had an intention to dispose of Sand Creek Communications Company Common Stock on the Effective Date. The disposition of Sand Creek Communications Company Common Stock within two years of the Effective Date may evidence that the Shareholder had an intention to dispose of such stock on the Effective Date.

     The tax discussion set forth above is included for general information and is based upon present law. The tax consequences of the Share Exchange will depend in large part on the facts and circumstances applicable to each Shareholder and upon an evaluation of facts and events that will occur in the future. As a result, the particular tax consequences to a Shareholder cannot be predicted with certainty and all the foregoing is subject to change and any such changes could affect the continuing validity of this discussion. Therefore, each Shareholder is urged to consult with his or her own tax advisor regarding the tax consequences of the Share Exchange. With regard to the tax consequences under the laws of states or local governments or of any other jurisdiction, no information or opinion is provided herein, and Shareholders are urged to consult, and should rely upon, their own tax advisors.

     We hereby consent to this opinion being included in Sand Creek Communications Company's Registration Statement under the Securities Act of 1933.


                                                 Very truly yours,

                                                 LOOMIS, EWERT, PARSLEY,
                                                   DAVIS & GOTTING, P.C.


                                                 /s/Ronald W. Bloomberg
                                                 Ronald W. Bloomberg



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